Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 30, 2016, with respect to the financial statements of BIO-Key International, Inc. (the “Company”), included in the post-effective amendment to the Registration Statements (333-190200 and 333-203613) and related Prospectus of the Company for the registration of 1,142,718 shares of its common stock.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey

January 19, 2017